Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-216165

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be Registered	Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Class A Common Stock, par value $0.01 per share	644,424	$33.43	$21,543,094.32	$2,682.12

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low sales price of a share of the registrant’s Class A common stock, as reported by the New York Stock Exchange on February 20, 2018.

Prospectus Supplement to the Prospectus dated February 22, 2017

644,424 Shares

Class A Common Stock

This prospectus supplement relates to 644,424 shares of Class A common stock of Artisan Partners Asset Management Inc. that we are selling. We intend to use all of the proceeds of this offering to purchase 644,424 common units of Artisan Partners Holdings LP, our direct subsidiary, from certain employee-partners of Artisan Partners Holdings.

Our Class A common stock is listed on the New York Stock Exchange under the ticker symbol “APAM”. On February 22, 2018, the last reported sale price of our Class A common stock was $33.70 per share.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, before you invest in our Class A common stock.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the shares of Class A common stock from us at a price of $33.33 per share, which will result in approximately $21.5 million of total proceeds to us. The underwriter may offer the shares of Class A common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to its right to reject any order in whole or in part. See “Underwriting”.

We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting”.

The underwriter expects to deliver the shares of Class A common stock against payment in New York, New York on or about February 27, 2018.

J.P. Morgan

Prospectus Supplement dated February 22, 2018

Prospectus Supplement

Prospectus

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under “Where You Can Find More Information”, and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriter has not, authorized anyone to give you any other information, and take no responsibility for any other information or representations that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any such free writing prospectus. If you receive any other information, you should not rely on it. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriter is not, making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus supplement. Our business, financial conditions, results of operations and prospects may have changed since that date. You should read carefully the entire prospectus supplement, the accompanying prospectus and any free writing prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Except where the context requires otherwise, in this prospectus supplement:

•	“Artisan Partners Asset Management Inc.”, “Artisan”, “Artisan Partners Asset Management”, the “company”, “we”, “us” and “our” refer to Artisan Partners Asset Management Inc., a Delaware corporation, and, unless the context otherwise requires, its direct and indirect subsidiaries, and, for periods prior to our initial public offering, “Artisan,” the “company,” “we,” “us” and “our” refer to Artisan Partners Holdings LP and, unless the context otherwise requires, its direct and indirect subsidiaries; and

•	“Artisan Partners Holdings” and “Holdings” refer to Artisan Partners Holdings LP, a limited partnership organized under the laws of the State of Delaware, and, unless the context otherwise requires, its direct and indirect subsidiaries.

-ii-

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus, dated February 22, 2017. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under “Where You Can Find More Information”.

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully before deciding to invest in our Class A common stock.

We are an investment management firm that provides a broad range of U.S., non-U.S. and global investment strategies. We are a holding company and our assets principally consist of our ownership of partnership units of Artisan Partners Holdings, deferred tax assets and cash. As the sole general partner of Artisan Partners Holdings, we operate and control all of its business and affairs, subject to certain voting rights of its limited partners. We conduct all of our business activities through operating subsidiaries of Artisan Partners Holdings. Net profits and net losses are allocated based on the ownership of partnership units of Artisan Partners Holdings. See “Business—Our Structure and Reorganization” included in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for additional information about our organizational structure and ownership.

THE OFFERING

Class A common stock offered by us	644,424 shares of Class A common stock.

Class A common stock to be outstanding immediately after this offering and the application of the proceeds as described below under “—Use of proceeds”[1]	52,532,956 shares of Class A common stock. If all limited partnership units of Artisan Partners Holdings (other than those held by us) were exchanged for shares of our Class A common stock immediately after the consummation of this offering and the application of the proceeds as described below under “—Use of proceeds”, 76,995,251 shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock to be outstanding immediately after this offering and the application of the proceeds as described below under “—Use of proceeds”	11,277,768 shares of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends or distributions upon liquidation) and are held by our employee-partners in an amount equal to the number of Class B common units of Artisan Partners Holdings held by them. Prior to February 9, 2018, shares of Class B common stock had five votes per share. On and after that date, all shares of Class B common stock have only one vote per share.

Class C common stock to be outstanding immediately after this offering and the application of the proceeds as described below under “—Use of proceeds”	13,184,527 shares of Class C common stock. Shares of our Class C common stock have voting but no economic rights (including no rights to dividends or distributions upon liquidation) and are held by Artisan Investment Corporation (“AIC”) (an entity controlled by Andrew A. Ziegler (the current lead director of our board of directors) and Carlene M. Ziegler, who are married to each other, and through which Mr. Ziegler and Mrs. Ziegler maintain their ownership interests in Artisan Partners Holdings), our initial outside investors and former employee-partners in an amount equal to the number of Class D common units, Class A common units and Class E common units, respectively, of Artisan Partners Holdings held by each of them.

Use of proceeds	The total proceeds (before expenses) from the sale of shares of our Class A common stock by us in this offering will be approximately $21.5 million.

[1]	The number of shares of our Class A common stock to be outstanding immediately after the consummation of this offering excludes 6,518,076 shares of Class A common stock reserved and available for issuance under our equity compensation plans.

We intend to use all of the proceeds of this offering to purchase 644,424 common units of Artisan Partners Holdings LP, our direct subsidiary, from certain employee-partners of Artisan Partners Holdings.

As a result of the purchase of the common units, pursuant to the terms of the tax receivable agreement we have entered into with the holders of such units, we expect to incur payment obligations to such selling holders over the 15-year period from the date of this offering. See “Certain Relationships and Related Transactions, and Director Independence—Transactions in Connection with our IPO—Tax Receivable Agreements” included in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for additional information about the tax receivable agreement, including information about our estimated payment obligation in the event of the purchase, redemption or exchange of all outstanding partnership units, which estimate assumed the purchase, redemption or exchange of the common units purchased in connection with this offering.

New York Stock Exchange symbol	APAM.

USE OF PROCEEDS

The total proceeds (before expenses) from the sale of shares of our Class A common stock by us in this offering will be approximately $21.5 million. We intend to use all of the proceeds to purchase 644,424 common units of Artisan Partners Holdings from certain employee-partners of Artisan Partners Holdings. We will not retain any proceeds from the sale of shares of Class A common stock pursuant to this prospectus supplement.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Shares of our Class A common stock are listed and trade on the New York Stock Exchange (“NYSE”) under the symbol “APAM”. The following table sets forth, for the periods indicated, the high and low intra-day sale prices in dollars on the NYSE for our Class A common stock and the dividends per share we declared with respect to the periods indicated.

	High	Low	Dividends Declared
For the quarter ended:
March 31, 2016	$35.54	$23.65	$1.00
June 30, 2016	$35.00	$26.14	$0.60
September 30, 2016	$29.45	$25.41	$0.60
December 31, 2016	$32.20	$24.48	$0.60
For the quarter ended:
March 31, 2017	$30.85	$26.30	$0.96
June 30, 2017	$31.55	$26.70	$0.60
September 30, 2017	$33.85	$29.00	$0.60
December 31, 2017	$40.65	$32.45	$0.60
For the quarter ending:
March 31, 2018 (through February 22, 2018)	$41.45	$32.55	$1.39

There is no trading market for shares of our Class B common stock or Class C common stock.

On February 22, 2018, the last reported sale price for our Class A common stock on the NYSE was $33.70 per share. As of February 16, 2018, there were approximately 116 stockholders of record of our Class A common stock, 37 stockholders of record of our Class B common stock and 33 stockholders of record of our Class C common stock. These figures do not reflect the beneficial ownership or shares held in nominee name, nor do they include holders of any restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 16, 2018 for:

•	each person known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

The number of shares of our capital stock outstanding and percentage of beneficial ownership after the offering set forth below reflect the application of the proceeds of this offering to purchase 644,424 common units of Artisan Partners Holdings (and the corresponding cancellation of 644,424 shares of our Class B common stock), including from two of the persons listed below.

Each share of our Class A common stock, Class B common stock and Class C common stock is entitled to one vote per share. Each share of our Class C common stock corresponds to a Class A common unit, Class D common unit or Class E common unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit of Artisan Partners Holdings. Subject to certain restrictions, common units are exchangeable for shares of our Class A common stock on a one-for-one basis, and upon any such exchange, the corresponding shares of Class C or Class B common stock, as applicable, are cancelled.

Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.

Applicable percentage ownership before the completion of this offering is based on 52,135,113 shares of Class A common stock (including 246,581 restricted stock units that are currently outstanding), 11,922,192 shares of Class B common stock and 13,184,527 shares of Class C common stock outstanding at February 16, 2018. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 76,995,251 total votes attributed to 76,995,251 total shares of outstanding common stock. Applicable percentage ownership after the completion of this offering is based on 52,779,537 shares of Class A common stock (including 246,581 restricted stock units), 11,277,768 shares of Class B common stock and 13,184,527 shares of Class C common stock. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 76,995,251 total votes attributed to 76,995,251 total shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Before Offering							After Offering
	Class A(1)		Class B		Class C		Aggregate % of Combined Voting Power	Class A(1)		Class B		Class C		Aggregate % of Combined Voting Power
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class		No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Directors and Executive Officers:
Stockholders Committee(2)	5,925,294	11.4%	11,922,192	100%	—	—	23.0%	5,883,802	11.1%	11,277,768	100%	—	—	22.2%
Eric R. Colson(3)	105,500	*	482,463	4.0%	—	—	—	105,500	*	482,463	4.3%	—	—	—
Charles J. Daley, Jr.(3)(4)	35,500	*	97,779	*	—	—	*	35,500	*	97,779	*	—	—	*
Jason A. Gottlieb(3)	79,488	*	—	—	—	—	—	79,488	*	—	—	—	—	—
James S. Hamman, Jr.(3)	34,514	*	—	—	—	—	—	34,514	*	—	—	—	—	—
Sarah A. Johnson(3)	36,500	*	94,464	*	—	—	*	36,500	*	94,464	*	—	—	*
Gregory K. Ramirez(3)	35,400	*	77,364	*	—	—	*	35,400	*	77,364	*	—	—	*
Matthew R. Barger(5)	26,339	*	—	—	1,242,002	9.4%	1.6%	26,339	*	—	—	1,242,002	9.4%	1.6%
Seth W. Brennan(5)(6)	29,562	*	—	—	—	—	*	29,562	*	—	—	—	—	*
Tench Coxe(5)(7)	44,201	*	—	—	—	—	*	44,201	*	—	—	—	—	*
Stephanie G. DiMarco(5)(8)	98,555	*	—	—	—	—	*	98,555	*	—	—	—	—	*
Jeffrey A. Joerres(5)	29,839	*	—	—	—	—	*	29,839	*	—	—	—	—	*
Andrew A. Ziegler(5)(9)	24,449	*	—	—	3,455,973	26.2%	4.5%	24,449	*	—	—	3,455,973	26.2%	4.5%
Directors and executive officers as a group (12 persons)	6,184,039	11.9%	11,922,192	100%	4,697,975	35.6%	29.3%	6,142,547	11.6%	11,277,768	100%	4,697,975	35.6%	28.4%
5+% Stockholders:
Artisan Investment Corporation(9)	—	—	—	—	3,455,973	26.2%	4.5%	—	—	—	—	3,455,973	26.2%	4.5%
MLY Holdings Corp.(3)(10)	—	—	2,735,536	22.9%	—	—	—	—	—	2,188,429	19.4%	—	—	—
LaunchEquity Acquisition Partners, LLC(3)(11)	—	—	1,271,196	10.7%	—	—	—	—	—	1,271,196	11.3%	—	—	—
N. David Samra(3)	1,128,407	2.2%	983,218	8.2%	—	—	—	1,102,367	2.1%	983,218	8.7%	—	—	—
Daniel J. O’Keefe(3)	1,051,911	2.0%	960,676	8.1%	—	—	*	1,051,911	2.0%	960,676	8.5%	—	—	*
James C. Kieffer(3)	—	—	1,067,575	9.0%	—	—	—			1,067,575	9.5%	—	—	—
George Sertl(3)	—	—	1,065,008	8.9%	—	—	—	—	—	1,065,008	9.4%	—	—	—
James D. Hamel(3)	296,758	*	816,066	6.8%	—	—	—	296,758	*	786,066	7.0%	—	—	—
Scott C. Satterwhite	—	—	—	—	1,383,768	10.5%	1.8%	—	—	—	—	1,383,768	10.5%	1.8%
Patricia Christina Hellman Survivor’s Trust	—	—	—	—	1,197,665	9.1%	1.6%	—	—	—	—	1,197,665	9.1%	1.6%
Arthur Rock 2000 Trust	—	—	—	—	1,153,280	8.7%	1.5%	—	—	—	—	1,153,280	8.7%	1.5%
Thomas F. Steyer 2017 GRAT I	—	—	—	—	1,082,314	8.2%	1.4%	—	—	—	—	1,082,314	8.2%	1.4%
Big Fish Partners LLC	—	—	—	—	807,305	6.1%	1.0%	—	—	—	—	807,305	6.1%	1.0%
Kayne Anderson Rudnick Investment Mgmt(12)	4,712,355	9.0%	—	—	—	—	6.1%	4,712,355	8.9%	—	—	—	—	6.1%
The Vanguard Group(13)	4,092,479	7.8%	—	—	—	—	*	4,092,479	7.8%	—	—	—	—	*
Blackrock Inc.(14)	2,942,573	5.6%	—	—	—	—	3.7%	2,942,573	5.6%	—	—	—	—	3.7%

*	Less than 1%.
(1)

Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.
(2)	Each of our employees to whom we have granted equity has entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the stockholders agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us.

The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the stockholders committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the stockholders agreement, and each disclaims beneficial ownership of such shares.

(3)	Pursuant to the stockholders agreement, Mr. Colson, Mr. Daley, Mr. Gottlieb, Mr. Hamman, Ms. Johnson, Mr. Ramirez, MLY Holdings Corp., LaunchEquity Acquisition Partners, LLC, Mr. Samra, Mr. O’Keefe, Mr. Kieffer, Mr. Sertl and Mr. Hamel each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the stockholders committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. 400 of Mr. Daley’s shares, 1,400 of Mr. Ramirez’s shares, 4,000 of Ms. Johnson’s shares, and 18,555 of Mr. O’Keefe’s shares are not subject to the stockholders agreement. The change in Mr. Samra’s number of shares of Class A common stock before and after the offering reflects sales of Class A common stock in the open market between February 16 and February 22, 2018.
(4)	Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(5)	Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.
(6)	Includes 6,250 shares of Class A common stock held by a trust for the benefit of Mr. Brennan’s children.
(7)	Includes 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class A common stock.
(8)	Includes 20,308 shares of Class A common stock held by a charitable trust of which Ms. DiMarco is a trustee.
(9)	The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.
(10)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(11)	LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class B common stock.
(12)	This information has been derived from the Schedule 13G filed with the SEC on February 13, 2018 by Kayne Anderson Rudnick Investment Management LLC which states that Kayne Anderson Rudnick

Investment Management had voting and dispositive power over 4,712,355 shares of Class A common stock as of December 31, 2017. The address of Kayne Anderson Rudnick Investment Management is 1800 Avenue of the Stars, Los Angeles, California, 90067.
(13)	This information has been derived from the Schedule 13G filed with the SEC on February 12, 2018 by The Vanguard Group, Inc. which states that Vanguard Group had voting power over 93,549 shares and dispositive power over 4,092,479 shares of Class A common stock as of December 31, 2017. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.
(14)	This information has been derived from the Schedule 13G filed with the SEC on February 1, 2018 by Blackrock Inc. which states that Blackrock had voting power over 2,845,855 shares and dispositive power over 2,942,573 shares of Class A common stock as of December 31, 2017. The address of Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.

SHARES ELIGIBLE FOR FUTURE SALE

As of February 21, 2018, there were 25,106,719 common units of Artisan Partners Holdings outstanding held by the limited partners of Artisan Partners Holdings. Upon consummation of this offering, there will be 24,462,295 of such common units outstanding. We have entered into an exchange agreement with the holders of such units. As described in “Artisan Partners Asset Management—Exchange Agreement” in the accompanying prospectus, the exchange agreement generally provides that the holders of common units are permitted to exchange such units (together with a share of our Class B or Class C common stock, as applicable) in a number of circumstances, including on a specified date each fiscal quarter, subject to the terms of the exchange agreement. Shares of Class A common stock received upon exchange are eligible for resale, subject to any applicable resale, timing and manner limitations pursuant to the resale and registration rights agreement, as described under “Certain Relationships and Related Transactions, and Director Independence—Transactions in Connection with our IPO—Resale and Registration Rights Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

On March 1, 2018, we expect that approximately 900,000 common units will be exchanged for an equal number of shares of our Class A common stock. The shares received upon exchange will be eligible to be sold in any manner of sale permitted under applicable securities laws. The holders of such shares received upon exchange will not be subject to the lock-up agreement that we, our officers, directors and certain limited partners of Artisan Partners Holdings will enter into connection with this offering. See “Underwriting”.

See also “Risk Factors—Future sales of our Class A common stock in the public market could lower our stock price, and any future grant or sale of equity or convertible securities may dilute existing stockholders’ ownership in us” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

UNDERWRITING

Artisan Partners Asset Management, Artisan Partners Holdings and J.P. Morgan Securities LLC (the “underwriter”) have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriter has severally agreed to purchase, and Artisan Partners Asset Management has agreed to sell to the underwriter, 644,424 shares of Class A common stock.

Subject to certain conditions, the underwriter has agreed to purchase the shares of Class A common stock offered hereby, if any are taken, at a price of $33.33 per share, which will result in approximately $21.5 million of total proceeds to us. The underwriter proposes to offer the shares of Class A common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of Class A common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of Class A common stock to or through dealers, and such dealers (including, in certain instances, affiliates of the underwriter) may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Class A common stock for whom they may act as agents or to whom they may sell as principal.

We have agreed to reimburse the underwriter for certain legal expenses in connection with this offering in an amount not exceeding $50,000. Such reimbursement is deemed underwriting compensation by FINRA.

The underwriter may receive from purchasers of the shares of Class A common stock brokerage commissions in amounts agreed with such purchasers.

Artisan Partners Asset Management, its officers and directors and certain limited partners of Artisan Partners Holdings have agreed with the underwriter, subject to certain exceptions, not to transfer, dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. Provided, however, that these lockup provisions shall not apply to an aggregate amount of 20,000 shares of Class A common stock to be sold by Jason Gottlieb, Artisan Partners Asset Management’s head of investment operations, and James Hamman, Artisan Partners Asset Management’s head of global distribution.

Artisan Partners Asset Management’s Class A common stock is listed on the NYSE under the symbol “APAM”.

In connection with this offering, the underwriter may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. The underwriter must close out any short sale by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriter in the open market prior to the completion of this offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist absent those transactions in the open market. If these activities take place, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriter does not expect sales to discretionary accounts that it or its affiliates manage to exceed five percent of the total number of shares offered.

Artisan Partners Asset Management estimates that the total expense of this offering will be approximately $200,000.

Artisan Partners Asset Management has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Artisan Partners Asset Management and its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates also may make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments of Artisan Partners Asset Management.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Member States of the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that relevant Member State (the relevant implementation date), an offer of shares described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant Member State or, where appropriate, approved in another relevant Member State and notified to the competent authority in that relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant Member State at any time:

(a) to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined below) subject to obtaining the prior consent of the representative; or

(c) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement and the accompanying prospectus located within a relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Artisan Partners Asset Management has not authorized and does not authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered

Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The securities to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Hong Kong

The shares have not been offered or sold and will not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the Financial Instruments and Exchange Law, and the underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person who is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”).

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for Artisan Partners Asset Management by Sullivan & Cromwell LLP, New York, New York. The validity of the shares of Class A common stock offered hereby will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, Washington, D.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 (File No. 333-216165) with the Securities and Exchange Commission (the “SEC”) relating to the shares of Class A common stock covered by this prospectus supplement. This prospectus supplement, the accompanying prospectus and any document incorporated by reference into the accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus supplement about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of these materials or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section (www.apam.com) of our website (information contained on our website is not part of this prospectus supplement or part of the accompanying prospectus unless otherwise incorporated by reference) our Proxy Statement on Schedule 14A, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC. We make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement and prior to the termination of the offering of securities by means of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement or the accompanying prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 21, 2018;

•	Current Reports on Form 8-K, filed on January 10, 2018, February 8, 2018 and February 13, 2018; and

•	All documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Artisan Partners Asset Management Inc., at 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. You may also contact us by telephone at (414) 390-6100 or visit www.apam.com for copies of those documents. Information contained on our websites is not part of this prospectus supplement or part of the accompanying prospectus unless otherwise incorporated by reference.

Class A Common Stock

This prospectus relates to the offer and sale from time to time of shares of Class A common stock of Artisan Partners Asset Management Inc. that we or the selling stockholders identified herein or in a supplement to this prospectus may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general manner in which the shares of our Class A common stock may be offered and sold by us and the selling stockholders. If necessary, the specific manner in which shares of Class A common stock may be offered and sold will be described in a supplement to this prospectus.

The selling stockholders will have received their shares of Class A common stock upon exchange of currently outstanding limited partnership units of Artisan Partners Holdings LP. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange under the ticker symbol “APAM”. On February 21, 2017, the last reported sale price of our Class A common stock was $30.45 per share.

You should carefully read this prospectus and any applicable prospectus supplement, together with the documents incorporated by reference, before you invest in our Class A common stock.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 22, 2017

We are responsible for the information contained in this prospectus, in the documents incorporated by reference in this prospectus as described under “Where You Can Find More Information”, in any accompanying prospectus supplement and in any free writing prospectus we may authorize to be delivered to you. Neither we nor any selling stockholder have authorized anyone to give you any other information, and take no responsibility for any other information or representations that others may give you. This prospectus, any accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement or any such free writing prospectus. If you receive any other information, you should not rely on it. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus. You should read carefully the entire prospectus, any prospectus supplement and any free writing prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

Except where the context requires otherwise, in this prospectus:

•	“AIC” refers to Artisan Investment Corporation, an entity controlled by Andrew A. Ziegler and Carlene M. Ziegler, who are married to each other and are the founders of our firm, and through which Mr. Ziegler and Mrs. Ziegler maintain their ownership interests in Artisan Partners Holdings;

•	“Artisan Funds” refers to Artisan Partners Funds, Inc., a family of Securities and Exchange Commission registered mutual funds;

•	“Artisan Global Funds” refers to Artisan Partners Global Funds PLC, a family of Ireland-domiciled funds organized pursuant to the European Union’s Undertaking for Collective Investment in Transferable Securities;

•	“Artisan Partners Asset Management Inc.”, “Artisan”, “Artisan Partners Asset Management”, the “company”, “we”, “us” and “our” refer to Artisan Partners Asset Management Inc., a Delaware corporation, and, unless the context otherwise requires, its direct and indirect subsidiaries, and, for periods prior to our initial public offering, “Artisan,” the “company,” “we,” “us” and “our” refer to Artisan Partners Holdings LP and, unless the context otherwise requires, its direct and indirect subsidiaries;

•	“Artisan Partners Holdings” and “Holdings” refer to Artisan Partners Holdings LP, a limited partnership organized under the laws of the State of Delaware, and, unless the context otherwise requires, its direct and indirect subsidiaries; and

•	“client” and “clients” refer to investors who access our investment management services by investing in mutual funds, including the funds of Artisan Funds or Artisan Global Funds, or by engaging us to manage a separate account in one or more of our investment strategies (such accounts include collective investment trusts, which are pools of retirement plan assets maintained by a bank or trust company, and other pooled investment vehicles for which we are investment adviser, each of which we manage on a separate account basis).

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we and the selling stockholders may sell the securities described in this prospectus from time to time in one or more offerings. If necessary, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section of our website (www.apam.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 21, 2017;

•	Current Report on Form 8-K, filed on January 11, 2017, February 6, 2017 (other than Item 2.02 and Exhibits 99.1 and 99.2) and February 9, 2017; and

•	All documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Artisan Partners Asset Management Inc., at 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. You may also contact us by telephone at (414) 390-6100 or visit our website at www.artisanpartners.com for copies of those documents. We post updated information about our assets under management under the Financial Information section of our Investor Relations website (www.apam.com) after the conclusion of the seventh trading day of the New York Stock Exchange, or the NYSE, of each month. Information contained on our websites is not part of this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements are only predictions based on current expectations and projections about future events. Forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 21, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Forward-looking statements include, but are not limited to, statements about:

•	our anticipated future results of operations;

•	our potential operating performance and efficiency;

•	our expectations with respect to future levels of assets under management, including the capacity of our strategies and client cash inflows and outflows;

•	our expectations with respect to industry trends and how those trends may impact our business;

•	our financing plans, cash needs and liquidity position;

•	our intention to pay dividends and our expectations about the amount of those dividends;

•	our expected levels of compensation of our employees, including equity compensation;

•	our expectations with respect to future expenses and the level of future expenses;

•	our expected tax rate, and our expectations with respect to deferred tax assets; and

•	our estimates of future amounts payable pursuant to our tax receivable agreements.

ARTISAN PARTNERS ASSET MANAGEMENT

Founded in 1994, we are an investment management firm that provides a broad range of U.S., non-U.S. and global investment strategies, each of which is managed by one of our distinct and autonomous investment teams. Since our founding, we have pursued a business model that is designed to maximize our ability to produce attractive investment results for our clients, and we believe this model has contributed to our success in doing so. We focus on attracting, retaining and developing talented investment professionals by creating an environment in which each investment team is provided ample resources and support, transparent and direct financial incentives, and a high degree of investment autonomy. Each of our investment teams is led by one or more experienced portfolio managers with a track record of strong investment performance and is devoted to identifying long-term investment opportunities. We believe this autonomous structure promotes independent analysis and accountability among our investment professionals, which we believe promotes superior investment results.

Each of our investment strategies is designed to have a clearly articulated, consistent and replicable investment process that is well-understood by clients and managed to achieve long-term performance. Throughout our history, we have expanded our investment management capabilities in a disciplined manner that we believe is consistent with our overall philosophy of offering high value-added investment strategies in growing asset classes. We have expanded the range of strategies that we offer by launching new strategies managed by our existing investment teams as those teams have developed investment capacity, as well as by launching new strategies managed by new investment teams recruited to join Artisan.

In addition to our investment teams, we have a management team that is focused on our business objectives of achieving profitable growth, expanding our investment capabilities, diversifying the source of our assets under management, delivering superior client service and developing our investment teams into investment franchises with multiple decision-makers and investment strategies. Our management team supports our investment management capabilities and manages a centralized infrastructure, which allows our investment professionals to focus primarily on making investment decisions and generating returns for our clients.

We offer our investment management capabilities primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, by means of separate accounts and mutual funds. We serve as the investment adviser to Artisan Funds, an SEC-registered family of mutual funds that offers shares in multiple classes designed to meet the needs of a range of institutional and other investors, and as investment manager of Artisan Global Funds, a family of Ireland-based UCITS funds that began operations in 2011 and offers shares to non-U.S. investors.

We derive essentially all of our revenues from investment management fees, which primarily are based on a specified percentage of clients’ average assets under management. These fees are derived from investment advisory and sub-advisory agreements that are terminable by clients upon short notice or no notice.

Artisan Partners Asset Management is a holding company that was incorporated in Wisconsin on March 21, 2011 and converted to a Delaware corporation on October 29, 2012. Our assets principally consist of our ownership of partnership units of Artisan Partners Holdings, deferred tax assets and cash. We conduct all of our business activities through operating subsidiaries of Artisan Partners Holdings.

Our principal executive offices are located at 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Our telephone number at this address is (414) 390-6100 and our website address is www.artisanpartners.com.

RISK FACTORS

Investing in the Class A common stock involves certain risks. Before you invest in the Class A common stock, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of the Class A common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, 200,000,000 shares of Class B common stock, par value $0.01 per share, 400,000,000 shares of Class C common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock.

As of December 31, 2016, 42,149,436 shares of our Class A common stock, 15,142,049 shares of our Class B common stock and 17,063,384 shares of our Class C common stock were outstanding. We had no shares of preferred stock outstanding as of December 31, 2016.

Common Stock

Class A Common Stock

The holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

The holders of our Class A common stock are entitled to receive dividends (including dividends payable in shares of our Class A common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock paid proportionally with respect to each outstanding share of our Class A common stock), if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

Initially, the holders of our Class B common stock are entitled to five votes for each share held of record on all matters submitted to a vote of stockholders. If and when the holders of our Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of our common stock, each share of Class B common stock will entitle its holder to only one vote per share held of record on all matters submitted to a vote of stockholders.

Our employee-partners as the holders of the Class B common units of Artisan Partners Holdings are currently the holders of all of the issued and outstanding shares of Class B common stock. In general, upon the termination of the employment of an employee-partner, the employee-partner’s vested Class B common units and the associated Class B common stock are automatically exchanged for Class E common units and Class C common stock, respectively, and we cancel each unvested share of the employee-partner’s Class B common stock. Unvested Class B common units are forfeited by the terminated employee-partner.

The holders of our Class B common stock do not have any right to receive dividends (other than dividends payable in shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

The holders of our Class B common stock do not have preemptive, subscription, redemption or conversion rights.

Class C Common Stock

The holders of our Class C common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

The holders of the Class A common units of Artisan Partners Holdings, our former employee-partners and AIC as the holder of the Class D common units are currently the holders of all of the issued and outstanding shares of Class C common stock.

The holders of our Class C common stock do not have any right to receive dividends (other than dividends consisting of shares of our Class C common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of our Class C common stock paid proportionally with respect to each outstanding share of our Class C common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

The holders of our Class C common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations and relative rights thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our restated certificate of incorporation) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares. We could, without stockholder approval, issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock, Class B common stock and Class C common stock present in person or represented by proxy, voting together as a single class. However, as set forth below under “— Anti-Takeover Effects of Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws—Amendments to Our Governing Documents”, certain material amendments to our restated certificate of incorporation must be approved by at least 66 2/3% of the combined voting power of all of our outstanding capital stock entitled to vote in the election of our board, voting together as a single class. In addition, amendments to our restated certificate of incorporation, including in connection with a merger, that would alter or change the powers, preferences or rights of the Class A common stock, Class B common stock and Class C common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable. With certain exceptions, any amendment to our restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law, or DGCL, does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities they may believe are in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Business Combination Statute

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time such stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares as specified in Section 203; or

•	at or subsequent to such time the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement described above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunities

Our restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, Sutter Hill Ventures and Hellman and Friedman LLC and each of their respective affiliates have no obligation to offer us an opportunity to participate in business opportunities presented to them even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar business), and we renounce and waive and agree not to assert any claim for breach of any fiduciary or other duty relating to any such opportunity against Sutter Hill Ventures and Hellman and Friedman LLC or each of their respective affiliates by reason of any such activities unless, in the case of any person who is a director or officer of our company, such opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders are deemed to have notice of and consented to this provision of our restated certificate of incorporation.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such stockholder approval must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by the amended and restated bylaws.

Limits on Written Consents

Our restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders or may be effected by a unanimous consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of our Class B and Class C common stock or our preferred stock to act by written consent in connection with actions that require their vote as a separate class.

Limits on Special Meetings

Subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the Chairman of our board or (iii) our Chief Executive Officer.

Amendments to Our Governing Documents

Generally, the amendment of our restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition, actions by written consent and special meetings) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our board. Any amendment to our amended and restated bylaws requires the approval of either a majority of our board of directors or the holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our board. Such a super majority vote of the board shall be required for the board to amend the bylaws to increase the number of directors. In addition, amendments to our restated certificate of incorporation (whether by merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of the Class A common stock, Class B common stock or Class C common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable. Any amendment to our restated certificate of incorporation (whether by merger, consolidation or otherwise) to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class or series, as applicable.

Sole and Exclusive Forum

Our restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our restated certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our restated certificate of incorporation to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “APAM”.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders pursuant to this prospectus. If we sell any shares of Class A common stock pursuant to this prospectus, we will use the net proceeds we receive as set forth in the applicable prospectus supplement.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
OF OUR CLASS A COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of Class A common stock by a non-U.S. holder. It applies to you only if you acquire your Class A common stock in one or more offerings under this prospectus and you hold the Class A common stock as a capital asset for U.S. federal income tax purposes. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Class A common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation”, “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Class A common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Class A common stock should consult its tax adviser with regard to the United States federal income tax treatment of an investment in the Class A common stock.

You should consult a tax adviser regarding the United States federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of Class A common stock, distributions paid to you that are characterized as dividends for United States federal income tax purposes are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Notwithstanding that part or all of a distribution on your Class A common stock may not be characterized as a dividend for United States federal income tax purposes because it is not made out of our current or accumulated earnings and profits (and is thus treated as a return of capital, which is not subject to United States federal withholding tax, or as capital gain, which is subject to tax as described below), we and other payors may withhold on such distribution as if the entire distribution were a dividend. In such a case, you may generally obtain a refund of any amounts withheld in respect of those portions of distributions that are ultimately determined not to be dividends by filing a refund claim with the United States Internal Revenue Service. In addition, even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E (as applicable) or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Class A common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold the Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Class A common stock and you are not eligible for any treaty exemption.

If you are a non-U.S. holder and the gain from the disposition of the Class A common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of the Class A common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold the Class A common stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of common stock could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Federal Estate Taxes

Class A common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting with respect to a distribution of dividends on the Class A common stock paid to you or to proceeds from the disposition of the Class A common stock by you, in each case, if either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from sale of the Class A common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of the Class A common stock under FATCA if you are presumed to be a United States person.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability or refunded, provided the required information is timely furnished to the Internal Revenue Service.

SELLING STOCKHOLDERS

AIC and other selling stockholders identified in future supplements to this prospectus may sell shares of our Class A common stock. The following table sets forth information with respect to AIC and the shares of our Class A common stock beneficially owned by AIC as of February 21, 2017. AIC may offer all, some or none of its shares of Class A common stock pursuant to this prospectus. We cannot advise you as to whether AIC will, in fact, sell any or all of such shares of Class A common stock. In addition, AIC may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, after the date of the information set forth on the table below.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Before the Offering(1)		Maximum Number of Shares of Class A Common Stock Being Offered Hereby	Number of Shares of Class A Common Stock Beneficially Owned After the Offering(2)
	Number	Percent(3)	Number	Number	Percent
Artisan Investment Corporation(4)	6,955,973	5.1%	6,955,973	—	—

(1)	AIC is deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of Class C common stock (which correspond to LP units of Artisan Partners Holdings that are exchangeable for Class A common stock) it holds.
(2)	For purposes of this table only we have assumed that AIC will sell all of the shares of Class A common stock offered by this prospectus.
(3)	Represents the aggregate percentage combined voting power of our common stock. Each share of Class C common stock held by AIC is entitled to one vote per share.
(4)	Andrew A. Ziegler and Carlene M. Ziegler, who are married to each other and are the founders of our firm, control AIC. Mr. Ziegler is the lead director of our board of directors.

For purposes of this prospectus, the selling stockholders include partners, donees, pledgees, direct and indirect transferees or other successors-in-interest from time to time selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other non-sale transfer.

We will pay the expenses incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales.

PLAN OF DISTRIBUTION

We and/or the selling stockholders (and their pledgees, donees, transferees or other successors in interest) may from time to time offer and sell, separately or together, some or all of the shares of Class A common stock covered by this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold.

The shares of Class A common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the NYSE (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of Class A common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, broker/dealers engaged by us and/or the selling stockholders may arrange for other broker/dealers to participate in selling the shares. Broker/dealer transactions may include:

•	purchases of the shares of Class A common stock by a broker/dealer as principal and resales of the shares of Class A common stock by the broker/dealer for its account;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the shares of Class A common stock covered by this prospectus. At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will, to the extent required, be described in a prospectus supplement.

In connection with the sale of the shares of Class A common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Class A common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The selling stockholders and any underwriters, broker/dealers or agents participating in the distribution of the shares of Class A common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We have entered into a registration rights agreement with AIC. Under that agreement, we have agreed to pay certain expenses of registration of the shares of Class A common stock and to indemnify AIC against certain liabilities.

We or any selling stockholder may enter into agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Class A common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of Class A common stock covered by this prospectus may be sold by the selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for Artisan Partners Asset Management by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

644,424 Shares

Artisan Partners Asset Management Inc.

Class A Common Stock

J.P. Morgan